S&T BANCORP, INC. POLICY #603 - Insider Trading Policy
POLICY TYPE: Corporate
DATE ISSUED/REVISED: 7/30/2025
ISSUING DEPARTMENT: Executive Page 1 of 12
I.PURPOSE
S&T Bancorp, Inc. (the “Company”) has adopted this Insider Trading Policy (the “Policy”) that prohibits trading based on material, nonpublic information regarding S&T Bancorp, Inc., S&T Bank, and their respective subsidiaries (together, “S&T”) or other companies (“Inside Information”). This Policy applies to officers, directors, director emeriti, and all other employees of, or consultants to, S&T, as well as the spouse, children or other relatives living in the same household of such persons (“family members”), any other persons living in the same household, and any other person or entity whose securities trading decisions are influenced or controlled by any of the foregoing. This Policy will continue to apply to any person whose employment or relationship with S&T terminates as long as the individual possesses Inside Information obtained in the course of employment or a relationship with S&T. This Policy should be read in conjunction with S&T’s Corporate Policy #601 (Code of Conduct) and #604 (Prohibition on Disclosure of Material Nonpublic Information).
This Policy also requires the safeguarding of all nonpublic information, even if that information is not material and therefore not considered Inside Information. See Section V below.
II.PROHIBITION OF INSIDER TRADING
A.Use of Material, Nonpublic Information By S&T Personnel
No person subject to this Policy shall effect any transaction (whether a purchase or sale) in (1) S&T securities (including without limitation, acquisitions and dispositions of common stock by purchase, sale or gift, and transactions in employee benefits plans) while in possession of Inside Information about S&T or (2) any security (including options) of another public company while in possession of Inside Information about that company which has become known through the relationship with S&T. This Policy also forbids purchases or sales made by another person, on the basis of Inside Information, for the benefit of or at the request of an individual subject to this Policy.
Trades executed pursuant to a valid Rule 10b5-1 Plan (defined below) will not violate this Policy. See Section VI below.
B.Tipping
This Policy forbids “tipping” others as to the desirability of buying or selling S&T securities on the basis of Inside Information. Recommending sales or purchases of the securities to which the Inside Information relates, even without disclosing the basis for the recommendation, is prohibited. This applies to “tipping” one's spouse or other relatives as well as anyone else. It is illegal under the federal securities laws to disclose (or “tip”) Inside Information to another person who subsequently uses that information for his or her profit in effecting securities transactions. Consequently, S&T personnel must not disclose Inside Information (or any other nonpublic information, even if that information is not material) to another person unless (1) that person has
Company Confidential

S&T BANCORP, INC. POLICY #603 - Insider Trading Policy
POLICY TYPE: Corporate
DATE ISSUED/REVISED: 7/30/2025
ISSUING DEPARTMENT: Executive Page 2 of 12
a need to know such information in connection with his or her employment or supervisory responsibilities within S&T (2) that person is employed by a firm retained by S&T (e.g., a law, accounting or other firm) and such person needs to know the information in connection with the services that his or her firm is providing to S&T, or (3) that person is employed by a company which has entered into a confidentiality agreement with S&T and needs to know the information in connection with the matter that is the subject of the agreement.
III.WHEN INFORMATION IS “MATERIAL”
It is not possible to define all categories of Inside Information. In general, information is “material” if its disclosure to the public would likely affect investors' decisions to purchase or sell the securities of the issuer in question or might have an effect on the market for the issuer's securities generally. In other words, information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material.
While it may be difficult under this standard to determine whether particular nonpublic information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of Inside Information may include:
a.Financial results or other earnings information;
b.Unpublished financial reports or projections;
c.Defaults under agreements or actions by creditors, customers or suppliers relating to a company's credit standing;
d.Major changes in previously disclosed financial information;
e.The possibility of mergers, acquisitions, takeovers, tender offers, joint ventures or the possible initiation of a proxy fight;
f.Changes in S&T’s securities (e.g., defaults in senior securities, calls of securities for redemption, repurchase plans, stock splits, or decreases or increases in dividends;
g.Information about current or proposed significant changes in operations or business plans (such as marketing and pricing plans), or about significant financial restructuring;
h.Extraordinary borrowings;
i.Financial liquidity or credit quality problems;
j.Significant changes in management or relations among major stockholders;
k.The purchase or sale of substantial assets;
l.The possibility of a private or public offering of securities;
m.Material cyber incidents;
n.Significant disputes, claims of litigation developments;
o.The possibility of a bankruptcy, recapitalization or other reorganization; and
p.Any other information which is likely to have a significant impact on S&T’s financial results or stock price.
Company Confidential

S&T BANCORP, INC. POLICY #603 - Insider Trading Policy
POLICY TYPE: Corporate
DATE ISSUED/REVISED: 7/30/2025
ISSUING DEPARTMENT: Executive Page 3 of 12
When in doubt, the information involved should be presumed to be material and therefore Inside Information.
IV.WHEN INFORMATION IS NONPUBLIC
Information that has not been disclosed broadly to the marketplace is nonpublic. To show that information is public, there should be evidence that it has been widely disseminated. Information would generally be deemed widely disseminated if it has been disclosed in a press release through news wire services such as PR Newswire, AP, UPI or Reuters; or in a filing with the SEC, such as Forms 8-K, 10-Q or 10-K.
V.SAFEGUARDING INFORMATION
Determining whether nonpublic information is Inside Information is difficult and will depend upon an analysis of complex facts and circumstances. Individuals should assume that any nonpublic information about S&T, or any other public company, is material. When in doubt whether any information is material or nonpublic, consult the Chief Financial Officer (“CFO”), or in his or her absence, the Chief Executive Officer (“CEO”). A determination by the CFO or CEO, as applicable, regarding material nonpublic information does not constitute legal advice, and is not a guarantee that a transaction while in possession of such information will not be subject to later challenge by a third party.
Nonpublic information relating to S&T is the property of S&T, and the unauthorized disclosure of that information is forbidden. In order to safeguard S&T’s nonpublic information, and to minimize the possibility that an employee will violate the law or this Policy, the following guidelines and procedures have been adopted:
1.All nonpublic information relating to S&T business should be handled on a need-to-know basis. Such information should not be discussed with any person who does not need to know such information for purposes of conducting S&T business. Friends and relatives are among the persons with whom confidential information should not be discussed.
2.Whenever nonpublic information must be disclosed to an employee or representative, the recipient of such information should be apprised of the confidential nature of the information.
3.Nonpublic information should not be discussed in hallways, elevators or other public places (such as airplanes or restaurants) where conversations might be overheard and inadvertent disclosure should not be made through use of devices in speaker mode when discussions can be overheard.
4.In order to prevent access by unauthorized persons, confidential documents should be stored appropriately when not being used, and other appropriate precautions should be taken. These may include using sealed envelopes, marking documents “Confidential,” shredding documents, and using secure email and other appropriate computer security measures.

Company Confidential

S&T BANCORP, INC. POLICY #603 - Insider Trading Policy
POLICY TYPE: Corporate
DATE ISSUED/REVISED: 7/30/2025
ISSUING DEPARTMENT: Executive Page 4 of 12
VI.TRADING PURSUANT TO Rule 10b5-1 PLANS
Notwithstanding the trading preclearance requirement discussed below in Section X, a Covered Person (defined below) is not required to preclear a transaction in S&T securities if such transaction is executed pursuant to a valid contract, instruction or plan that provides an affirmative defense pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (a “Rule 10b5-1 Plan”).
Rule 10b5-1 provides an affirmative defense to certain insider trading violations when a transaction in securities is consummated in accordance with a Rule 10b5-1 Plan. A Rule 10b5-1 Plan allows a person to trade even when in possession of material, nonpublic information, as long as the plan meets all of the requirements of Rule 10b5-1. This rule provides for the plan having one of the following:
•expressly specified amounts, prices and dates of trades;
•a written formula or algorithm, or computer program, for determining amounts, prices, and dates of trades; or
•does not permit the employee, officer, director, or director emeriti to exercise any subsequent influence over how, when or whether to effect trades; provided, in addition, that any other person who, pursuant to the contract, instruction, or plan, did exercise such influence must not have been aware of the material nonpublic information when doing so.
Additionally, Rule 10b5-1 contains many other requirements with respect to the adoption and subsequent administration of the Rule 10b5-1 Plan throughout its duration. A Covered Person may not have multiple Rule 10b5-1 Plans in place that cover the same period of time, except under certain conditions specified in Rule 10b5-1 or entered into prior to the adoption of this Policy. Such plans must also include a mandatory cooling-off period before trading can commence for Covered Persons that are directors or officers of the Company that expires on the later of (i) 90 days following such plan adoption or modification or (ii) two business days following the disclosure of S&T’s financial results in a Form 10–Q or Form 10–K for the completed fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following the adoption or modification of the plan). The plans must also include a mandatory cooling-off period before trading can commence of 30 days for persons other than the Company’s officers and directors. Additionally, Rule 10b5-1 limits the ability to rely on the affirmative defense for a single-trade plan to one single-trade plan per twelve-month period for all persons other than issuers.
Covered Persons must make their own arrangements with brokers to establish a Rule10b5-1 Plan. However, the adoption of any Rule 10b5-1 Plan providing for transactions in S&T securities (including without limitation, acquisitions and dispositions of common stock,) must be precleared by the CFO, or in his or her absence the CEO, to confirm the absence of Inside Information at the time of such adoption. In addition, any proposed amendment to, alteration of or deviation from an established Rule 10b5-1 Plan will be treated as the adoption of a new Rule 10b5-1 Plan, which must be precleared by the CFO or CEO, as applicable. The CFO or CEO, as
Company Confidential

S&T BANCORP, INC. POLICY #603 - Insider Trading Policy
POLICY TYPE: Corporate
DATE ISSUED/REVISED: 7/30/2025
ISSUING DEPARTMENT: Executive Page 5 of 12
applicable, will not otherwise advise as to the conformity of the Rule 10b5-1 Plan or its execution to the requirements of Rule 10b5-1, which is solely the responsibility of the Covered Person.
In connection with this preclearance, the Covered Person must provide a copy of the proposed Rule 10b5-1 Plan to the CFO or CEO, as applicable, as well as the Covered Person’s representation certifying that, on the date of the adoption or modification of the plan: (i) the Covered Person is not aware of any Inside Information about the S&T’s securities or S&T; (ii) the Covered Person is adopting Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended, and (iii) the Covered Person will act in good faith with respect to Rule 10b5-1 Plan throughout the duration of the plan.
The Company must disclose quarterly in its Form 10-Qs and Form 10-Ks whether any director or officer has adopted or terminated any Rule 10b5-1 Plan and the material terms of the Rule 10b5-1 Plan. The Company will use the information provided during the preclearance process and subsequent confirmation by the Covered Person that the Rule 10b5-1 Plan has been adopted, to accumulate the information required for these disclosures.
Additionally, no Covered Person may enter into or adopt a Rule 10b5-1 Plan during the period beginning on the fifteenth day of the third month of the quarter and ending two full trading days after the public release of S&T’s quarterly earnings for such fiscal quarter (or the fiscal year in the case of the fourth fiscal quarter).
In addition to the blackout period for entering into a Rule 10b5-1 Plan discussed above, a Rule 10b5-1 Plan must be adopted when the Covered Person is not aware of any Inside Information.
VII.NON-RULE 10b5-1 TRADING ARRANGEMENTS
The Company must also disclose quarterly in its Forms 10-Q and10-K whether any director or officer has adopted or terminated any other written trading arrangement that meets the requirements of a “non-Rule 10b5-1 trading arrangement” the material terms of the non-Rule 10b5-1 trading arrangement.
A “non-Rule 10b5-1 trading arrangement” is defined as an arrangement where a director or officer asserts that: (i) at a time when they were not aware of Inside Information about the security or S&T, they adopted a written arrangement for trading the securities; and (ii) the trading arrangement: (a) specified the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be subsequently purchased or sold; (b) included a written formula/algorithm for determining the amount of securities to be purchased or sold and the price at which the securities were to be purchased or sold; or (c) did not permit the covered person to exercise any subsequent influence over how, when, or whether to effect purchases or sales (and any other person who, pursuant to the trading arrangement did exercise such influence must not have been aware of Inside Information when doing so). These types of arrangements are similar to, but do not meet all of the requirements of a Rule 10b5-1 Plan.
Company Confidential

S&T BANCORP, INC. POLICY #603 - Insider Trading Policy
POLICY TYPE: Corporate
DATE ISSUED/REVISED: 7/30/2025
ISSUING DEPARTMENT: Executive Page 6 of 12
Therefore, in addition to the requirements set forth in Section VI regarding preclearance of Rule 10b5-1 Plans and the trading preclearance requirements set forth in Section X , the adoption of any other arrangement that constitutes a non-Rule 10b5-1 trading arrangement for transactions in S&T securities must be precleared by the CFO, or in his or her absence the CEO. The Company will use the information provided during the preclearance process and subsequent confirmation by the Covered Person that the non-Rule 10b5-1 trading arrangement has been adopted, to accumulate the information required for these disclosures.
VIII.Employee, Officer and Director Hedging
Directors, officers, and employees are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds, or other derivatives) that are designed to hedge or speculate on any change in the market value of S&T’s securities.
IX.COMPLIANCE WITH POLICY
In order to ensure that all individuals subject to this Policy are aware of and comply with it, S&T will require annual certifications regarding the receipt and understanding of, and agreement to comply with, this Policy.
S&T will investigate any circumstances that come to its attention indicating that anyone subject to this Policy has engaged, or is likely to engage, in conduct that violates the policies and procedures set forth herein. Any violation of this Policy shall be immediately reported to the General Counsel.
Legal penalties for trading on or communicating Inside Information can be severe, both for individuals involved in such unlawful conduct and for their employers and supervisors, and may extend significantly beyond any profits made or losses avoided, including jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties and the priority given to enforcement, compliance with this Policy is absolutely mandatory. This means that an individual may have to forego a proposed transaction in S&T securities even if he or she planned to make the transaction before learning of the Inside Information and even though he or she may suffer an economic loss or forego anticipated profit by waiting.
ANY TRANSACTIONS, OR “TIPS” IN CONTRAVENTION OF THIS POLICY WILL BE THE SUBJECT OF DISCIPLINARY ACTION WHICH COULD INCLUDE TERMINATION OF EMPLOYMENT AND MAY ALSO SUBJECT THE INDIVIDUAL TO CIVIL OR CRIMINAL SANCTIONS.
This Policy does not provide an exhaustive list of Inside Information or the appropriate procedures in every circumstance for safeguarding nonpublic information or avoiding violation of insider trading laws. Individuals should consult the CFO or CEO when in any doubt. Any questions with respect to the applicability of this Policy to any information or transaction
Company Confidential

S&T BANCORP, INC. POLICY #603 - Insider Trading Policy
POLICY TYPE: Corporate
DATE ISSUED/REVISED: 7/30/2025
ISSUING DEPARTMENT: Executive Page 7 of 12
should be discussed before and not after any action. Regardless of any guidance you receive, you will bear the consequences of any legal or policy violations. Furthermore, the CFO’s or CEO’s failure to raise an objection to a transaction will not constitute a recommendation by S&T or any of its directors, officers or employees that you engage in that transaction.
X.PERSONAL SECURITIES TRANSACTIONS BY COVERED PERSONS
The Company, as a possible “controlling person,” under the securities laws, has adopted policies and procedures reasonably designed to prevent unlawful insider trading. To provide assistance in preventing inadvertent violations of applicable securities laws in connection with the purchase and sale of S&T securities, the Company will designate those individuals who may have access to Inside Information (“Covered Persons”). Covered Persons shall include directors, director emeriti, any S&T employee with the title of Executive Vice President or above, all employees in the Accounting, Finance, Legal and Executive Administration Departments, family members, others living in the same household, any other person or entity whose securities trading decisions are influenced or controlled by any of the foregoing, and any other employee designated from time to time as a Covered Person by the CFO or CEO . Except for transactions executed pursuant to a Rule 10b5-1 Plan as discussed in Section VI above, S&T has adopted the following procedures for personal securities transactions by Covered Persons:
1.No Covered Person may purchase or sell any security of any other issuer about which he or she possesses Inside Information.
2.All transactions (including without limitation, acquisitions and dispositions of common stock by purchase, sale or gift, and transactions in employee benefit plans including those discussed in number 3 below) in S&T securities by Covered Persons must be approved in advance by the CFO or, in his or her absence the CEO. A Covered Person must submit a Request for Approval to Trade (a copy of which is attached) certifying that he or she has read this Policy and is not in possession of Inside Information. The CFO may conduct such internal due diligence as he or she deems appropriate under the circumstances. The CFO will notify a Covered Person whether he or she may trade. Approvals will be effective for only two business days from the receipt of pre-clearance unless an exception is granted or the Covered Person becomes aware of Inside Information before the trade is executed in which case the preclearance is void and the trade must not be completed. If the transaction is not completed within the two business days, and nothing has changed with respect to the details of the transaction other than the anticipated timing, a Covered Person may submit an extension request by email to the CFO or, in his absence the CEO, to cover an additional two business days. Approval by the CFO or CEO, as applicable, of any transaction does not constitute legal advice, nor is it a guarantee that a transaction will not be subject to later challenge by a third party.
3.Prior approval of any transfers of investment funds by Covered Persons into or out of the S&T Bancorp, Inc. Stock Fund maintained under the Thrift Plan for Employees of S&T Bank (the “Plan”) is required in accordance with the procedures discussed in number 2
Company Confidential

S&T BANCORP, INC. POLICY #603 - Insider Trading Policy
POLICY TYPE: Corporate
DATE ISSUED/REVISED: 7/30/2025
ISSUING DEPARTMENT: Executive Page 8 of 12
above. Approval should be requested when a Covered Person submits a Request for Transfer Between Investment Funds to the Plan Administrator. This requirement does not apply to automatic acquisitions of Company common stock under the Plan resulting from prior investment elections.
4.The directors, director emeriti, any S&T employee with the title of Executive Vice President or above, all employees in the Accounting, Finance and Executive Administration Departments, and any other employee designated from time to time as a Covered Person by the CFO or CEO, are each responsible for the compliance with these rules by his or her family members, others living in the same household, any other person or entity whose securities trading decisions are influenced or controlled by any of the foregoing and must report or seek approval of their personal securities transactions, as appropriate, as if such transactions were for his or her own account. This Policy does not, however, apply to personal securities transactions of family members, others living in the same household, any other person or entity whose securities trading decisions are influenced or controlled by any of the foregoing where the purchase or sale decision is made by a third party not controlled by or related to the Covered Person.
Covered Persons who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, including (those directors, directors’ emeriti and executive officers of the Company who have filed a Form 3 and are required to file a Form 4 and a Form 5, collectively “Section 16 Covered Persons”) are reminded of their reporting obligations and possible liability to the Company for “short-swing profits” for transactions in S&T stock. Section 16 Covered Persons may remain subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended on a limited basis for up to six months following termination. If a Section 16 Covered Person engages in a transaction in S&T stock prior to termination that did not qualify for an exemption from Section 16(b), the Section 16 Covered Person will remain subject to Section 16 for six months from the date of that transaction For example, if a Section 16 Covered Person engaged in an open market purchase of S&T stock on the last day of employment, any open market or other non-exempt sale of S&T stock occurring within less than six months of that purchase would be subject to Section 16, even though the Section 16 Covered Person is not employed when the opposite way transaction occurred. The Section 16 Covered Person would be required to report the sale on Form 4 within two business days. In addition, the sale could be matched under Section 16(b) with the pre-termination purchase, allowing the Company to recover any resulting short-swing profit. Therefore, following termination, a Section 16 Covered Person should refrain from engaging in any opposite way transactions that occurs within six-months of a non-exempt transaction consummated prior to termination.
In addition, Covered Persons who are directors or the Company officers covered under Corporate Policy #614 – Employee Stock Ownership must comply with stock ownership requirements and/or guidelines approved by the S&T Board of Directors, with exceptions thereto subject to the discretion of the Company Board of Directors as to directors or directors emeriti, while exceptions for officers shall be subject to the discretion of the Compensation and Benefits Committee.
Company Confidential

S&T BANCORP, INC. POLICY #603 - Insider Trading Policy
POLICY TYPE: Corporate
DATE ISSUED/REVISED: 7/30/2025
ISSUING DEPARTMENT: Executive Page 9 of 12
XI.BLACKOUT PERIODS
S&T has established four routine quarterly blackout periods (“Quarterly Blackout Periods”). Each Quarterly Blackout Period begins on the fifteenth day of the third month of the quarter and ends two full trading days after the public release of S&T’s quarterly earnings for such fiscal quarter (or the fiscal year in the case of the fourth fiscal quarter). In addition to the Quarterly Blackout Periods, S&T may, from time to time, impose other blackout periods on persons who are affected (together with the Quarterly Blackout Periods, referred to as “Blackout Periods”). Trading in S&T securities by Covered Persons is prohibited during S&T’s Blackout Periods.
The following transactions are prohibited during a Blackout Period:
•Open market purchase or sale of S&T securities.
•Purchase or sale of S&T securities through a broker.
•Switching existing balances into or out of the S&T stock fund in the Plan.
•New cash investments in the dividend reinvestment plan.
•Transfers of S&T securities to or from a trust.
•Gifts of S&T securities.
•
The following transactions are allowed during a Blackout Period:
•The vesting of restricted shares where S&T stock is withheld to satisfy the tax obligation.
•Regular and matching contributions to the S&T stock fund in the Plan.
•Regular reinvestment in the dividend reinvestment plan.
•Transactions under a valid Rule 10b5-1 discussed in Section VI above.
The Quarterly Blackout Periods apply, whether or not a reminder notice of the blackout is sent.
Remember that Covered Persons remain subject to the insider trading laws at all times and, accordingly, Covered Persons are prohibited from engaging in transactions even when no Blackout Period is in place if the Covered Person is aware of any Inside Information about S&T.
XII.STOP-TRANSFER INSTRUCTIONS
The Company may, in its discretion, provide stop transfer instructions to its transfer agent in order to enforce trading restrictions imposed by this Policy, including, without limitation, restrictions relating to blackout periods or post-termination transactions.
Audit & Advisory Services
Periodically perform an audit of compliance with this policy and applicable laws and regulations using a risk-based audit approach.
Company Confidential

S&T BANCORP, INC. POLICY #603 - Insider Trading Policy
POLICY TYPE: Corporate
DATE ISSUED/REVISED: 7/30/2025
ISSUING DEPARTMENT: Executive Page 10 of 12
Approved: S&T Bancorp, Inc. Board of Directors; 7/30/2025
S&T Bancorp, Inc. Nominating and Corporate Governance Committee; 7/29/2025

Company Confidential

Request for Approval to Trade

Proposed Acquisitions or Disposition
Owner	Proposed	Proposed	Number of	Number of	Proposed
(direct, or name of indirect owner)	Transaction Date	Transaction Code (see below)	Shares to be Acquired	Shares to be Disposed Of	Purchase or Sale Price

Transaction Codes
(P) Open Market or Private Purchase	(Q) Transfer Pursuant to Divorce
(S) Open Market or Private Sale	(J) Other Acquisition or Disposition (specify)
(I) Transfer of funds into or out of Stock Fund	(W) Acquisition or Disposition by Will
(G) Gift	(B) Rule 10b5-1 Plan (date plan is submitted for approval)

LTIP Tiers 1-3only:
I am in compliance with S&T’s Employee Stock Ownership Policy #614 Yes No
By signing below, I hereby request approval to complete the transaction contemplated above. I certify that I am familiar with the S&T Bancorp, Inc. Insider Trading Policy, and I am not in possession of any material non-public information. I acknowledge and agree that clearance of a transaction is only valid for two business days from the receipt of pre-clearance unless an exception is granted or I become aware of material nonpublic information before the trade is executed in which case the preclearance is void and the trade must not be completed.

Date: Signature:

Print Name:

Approved by:

Date:

Form 4 Filed by:

Date:
Company Confidential